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                                                                      EXHIBIT 99



[GRAPHIC OMITTED]

   JULY 26, 2002


          WILLIAMS ENTERS INTO AGREEMENT WITH FORMER TELECOMMUNICATIONS
                       SUBSIDIARY AND CREDITORS COMMITTEE

                AGREEMENT SAYS WILLIAMS TO GET $225 MILLION CASH


TULSA, OKLA. -- Williams (NYSE:WMB) announced today it has entered into agreements with its former subsidiary, Williams Communications Group (OTCBB:
WCGRQ), and the Official Committee of Creditors in WCG's Chapter 11 bankruptcy case, settling all issues between the two companies. Subject to bankruptcy court approval of WCG's Chapter 11 case, Williams will receive aggregate consideration of $325 million, comprised of $225 million in cash and a $100 million note, and Williams' ongoing involvement with WCG will be substantially terminated.

"Today's announcement is an important step toward fixing this problem, which has created considerable uncertainty in the market," said Steve Malcolm, chairman, president and CEO of Williams. "This settlement agreement allows us to focus all of our efforts on the issues of our ongoing business and our liquidity." The global settlement, which is to serve as the cornerstone of WCG's plan to emerge from Chapter 11 bankruptcy, includes these key components:

- Leucadia National Corporation (NYSE:LUK) will purchase Williams' largest claims against WCG for $180 million.

- Williams will sell the WCG headquarters building and certain related assets to WCG for $45 million in cash and a $100 million mortgage note.

- Williams and WCG will exchange mutual releases and WCG's creditors will give up any claims they have against Williams.

- Williams agrees to allow WCG use of the Williams Communications name for two years and provides all rights to the WilTel name to the newly restructured company.

- Leucadia will invest an additional $150 million in WCG and receive 45 percent of the stock in WCG in respect of the new money and the purchase of Williams' claims.

- WCG's bondholders will receive substantially all of the remaining 55 percent in WCG in exchange for their debt. Williams no longer will have an investment in the telecommunications company.



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WCG's plan of reorganization must be approved by creditors and the bankruptcy court for the settlement to become effective. No assurances can be given that the required approvals will be obtained or that the other conditions to the settlement will be satisfied.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Williams information is available at williams.com. Portions of this document may constitute "forward-looking statements" as defined by federal law.
Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange
Commission.



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CONTACT INFORMATION:
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
    Julie Gentz         Williams Media Relations       (918) 573-3053        julie.gentz@williams.com
   Jay Henderson       Williams Investor Relations     (918) 573-3879       jay.henderson@williams.com
   Richard George      Williams Investor Relations     (918) 573-3679       richard.george@williams.com